                            ASSET PURCHASE AGREEMENT

                                  BY AND AMONG

                         MEDQUIST TRANSCRIPTIONS, LTD.,

                       LANIER PROFESSIONAL SERVICES, INC.

                                       AND

                        HARRIS SOUTHWEST PROPERTIES, INC.







                                  April 9, 1999

                                TABLE OF CONTENTS
                                -----------------

                                                                                              Page
                                                                                              ----
 Section 1.        Purchase and Sale...........................................................-2-
 1.1      Agreement to Purchase and Sell.......................................................-2-
 1.2      Included Assets......................................................................-2-
 1.3      Excluded Assets......................................................................-3-
 1.4      Assumption of Assumed Liabilities....................................................-3-
 1.5      Excluded Liabilities.................................................................-4-
 1.6      Nonassignable Contracts or Licenses..................................................-4-

 Section 2.        Closing Effective Time, Purchase Price, Delivery of Consideration
                           and Post-Closing Price Adjustment...................................-5-
 2.1      The Closing..........................................................................-5-
 2.2      Purchase Price.......................................................................-5-
 2.3      Net Asset Adjustment.................................................................-5-
 2.4      Allocation of Purchase Price.........................................................-7-
 2.5      Further Assurances...................................................................-7-

 Section 3.        Employee and Employee Benefit Matters.......................................-7-
 3.1      Termination and Offers of Employment.................................................-7-
 3.2      Pre-Closing Employment Claims........................................................-8-

 Section 4.        Representations and Warranties of LPS and HSP...............................-8-
 4.1      Organization.........................................................................-8-
 4.2      Authorization, Execution and Enforceability..........................................-8-
 4.3      Absence of Restrictions and Conflicts................................................-8-
 4.4      No Interest in Other Entities........................................................-9-
 4.5      Ownership of Assets and Related Matters..............................................-9-
 4.6      Financial Statements................................................................-10-
 4.7      Absence of Certain Changes..........................................................-11-
 4.8      Legal Proceedings...................................................................-11-
 4.9      Licenses, Permits and Compliance with Law...........................................-11-
 4.10     Assumed Contracts...................................................................-11-
 4.11     Tax Returns; Taxes..................................................................-11-
 4.12     Employees...........................................................................-12-
 4.13     Employee Benefit Plans..............................................................-12-
 4.14     Labor Relations.....................................................................-12-
 4.15     Insurance...........................................................................-13-
 4.16     Environmental Matters...............................................................-13-
 4.17     Transactions with Affiliates........................................................-13-
 4.18     Brokers, Finders and Investment Bankers.............................................-14-
 4.19     Billing Practices...................................................................-14-
 4.20     Customer Relations..................................................................-14-

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

4.21     Y2K Compliance......................................................................-14-

Section 5.        Representations and Warranties of Purchaser................................-14-
5.1      Organization........................................................................-15-
5.2      Authorization, Execution and Enforceability.........................................-15-
5.3      Absence of Restrictions and Conflicts...............................................-15-
5.4      Brokers, Finders and Investment Bankers.............................................-15-

Section 6.        Additional Covenants and Agreements........................................-15-
6.1      Conduct of Business by Seller Prior to Closing Date.................................-16-
6.2      No Solicitation; Acquisition Proposals..............................................-17-
6.3      Reasonable Efforts; Further Assurances; Cooperation.................................-17-
6.4      Access..............................................................................-18-
6.5      Confidentiality.....................................................................-18-
6.6      Public Announcements................................................................-18-
6.7      Access to Records...................................................................-18-
6.8      Third-Party Consents................................................................-19-
6.9      Audit...............................................................................-19-

Section 7.        Conditions to Obligations of All Parties...................................-19-
7.1      No Injunction.......................................................................-19-
7.2      HSR Act.............................................................................-19-

Section 8.        Conditions to Obligations of Purchaser.....................................-19-
8.1      Representations and Warranties......................................................-19-
8.2      Performance of Obligations of Seller................................................-20-
8.3      Certain Agreements..................................................................-20-
8.4      No Material Adverse Effect..........................................................-20-
8.5      Audit...............................................................................-20-
8.6      Compliance Certificates.............................................................-20-
8.7      Legal Opinion.......................................................................-20-

Section 9.        Conditions to Obligations of Seller.  .....................................-21-
9.1      Representations and Warranties......................................................-21-
9.2      Performance of Obligations of Purchaser.............................................-21-
9.3      Certain Agreements..................................................................-21-
9.4      Compliance Certificates.............................................................-21-
9.5      Legal Opinion.......................................................................-21-

Section 10.       Indemnification............................................................-21-
10.1     Indemnification Obligations of Seller...............................................-21-
10.2     Indemnification Obligations of Purchaser............................................-22-
10.3     Indemnification Procedure...........................................................-22-


10.4     Claims Period.......................................................................-24-
10.5     Liability Limits....................................................................-24-
10.6     Compliance with Bulk Sales Laws.....................................................-25-
10.7     Investigations......................................................................-25-

Section 11.       Termination................................................................-26-
11.1     Termination.........................................................................-26-
11.2     Specific Performance and Other Remedies.............................................-26-
11.3     Effect of Termination...............................................................-26-

Section 12.       Miscellaneous..............................................................-27-
12.1     Notices.............................................................................-27-
12.2     Attachments.........................................................................-27-
12.3     Knowledge...........................................................................-27-
12.4     Assignment; Successors in Interest..................................................-28-
12.5     Number; Gender......................................................................-28-
12.6     Captions............................................................................-28-
12.7     Controlling Law; Integration; Amendment.............................................-28-
12.8     Severability........................................................................-28-
12.9     Counterparts........................................................................-28-
12.10    Enforcement of Certain Rights.......................................................-28-
12.11    Waiver..............................................................................-29-
12.12    Arbitration; Legal Proceedings......................................................-29-
12.13    Exclusive Remedy....................................................................-30-
12.14    Costs and Expenses..................................................................-30-

                                    SCHEDULES
                                    ---------

Schedule 1.2(c) .................  Equipment and Fixtures

Schedule 1.2(f) .................  Permits

Schedule 2.4 ....................  Asset Valuations and Allocation of Purchase
                                   Price

Schedule 4.1 ....................  List of  Locations where Qualified as a
                                   Foreign Corporation

Schedule 4.5 (b) ................  List of  Real and Personal Property Leases
                                   and Agreements

Schedule 4.5 (c) ................  List of Personal Property Included in the
                                   Assets

Schedule 4.5 (e) ................  Third Party Options

Schedule 4.5 (f) ................  Exceptions to Completeness of Assets

Schedule 4.5 (g) ................  Condition of Certain Assets

Schedule 4.6 ....................  Financial Statements

Schedule 4.7 ....................  Certain Changes since January 1, 1999

Schedule 4.8 ....................  Legal Proceedings

Schedule 4.10 ...................  Assumed Contracts and Third Party
                                   Consents

Schedule 4.12 ...................  List of Employees, Salary/Rate of Pay and
                                   Hire Date

Schedule 4.13 (a) ...............  Summary of Employee Benefit Plans

Schedule 4.13 (b) ...............  Summary of ERISA Plans

Schedule 4.13 (c) ...............  Employment Contracts

Schedule 4.14 ...................  Labor Relations

Schedule 4.17 ...................  Transactions with Affiliates

Schedule 4.20 ...................  Customer Relations

Schedule 4.21 ...................  Y2K Compliance

                                    EXHIBITS
                                    --------


Exhibit A                          Description of Business

Exhibit B                          Bill of Sale

Exhibit C                          Assumption Agreement

Exhibit D                          Preferred Supplier Agreement

Exhibit E                          Co-Marketing Agreement

Exhibit F                          Noncompetition and Nonsolicitation Agreement

Exhibit G                          Legal Opinion of King & Spalding

Exhibit H                          Legal Opinion of Purchaser's Counsel

                            ASSET PURCHASE AGREEMENT
                            ------------------------


                  THIS ASSET PURCHASE AGREEMENT (this "Agreement"), dated as of April 9, 1999, by and among MEDQUIST TRANSCRIPTIONS, LTD., a New Jersey corporation ("Purchaser"), LANIER PROFESSIONAL SERVICES, INC., a Delaware corporation ("LPS") and HARRIS SOUTHWEST PROPERTIES, INC., a Delaware corporation ("HSP" and, together with LPS, "Seller").

                              W I T N E S S E T H:

                  WHEREAS, Seller owns and operates Lanier Transcription Services as a business unit within Seller, which business unit is a provider of electronic medical transcription services to the healthcare industry and which business unit is described in greater detail on Exhibit A hereto collectively, the "Business" (as used herein, the term "LTS" shall refer to (a) the Lanier Transcription Services business unit of Seller, and (b) the assets, operations and business which comprise that unit);

                  WHEREAS, LPS owns all of the tangible assets, properties and rights of LTS and is subject to all of the liabilities of LTS;

                  WHEREAS, HSP owns all of the intangible assets, properties and rights of LTS;

                  WHEREAS, MedQuist Inc., a New Jersey corporation and the parent corporation of Purchaser ("MedQuist"), has, simultaneously with the execution and delivery of this Agreement, executed and delivered a Guaranty in favor of Seller, such Guaranty to be effective upon the execution of this Agreement, for the purpose of securing the obligations of Purchaser under this Agreement;

                  WHEREAS, Lanier Worldwide, Inc., a Delaware corporation and the parent corporation of Seller ("Lanier"), has, simultaneously with the execution and delivery of this Agreement, executed and delivered a Guaranty in favor of Purchaser, such Guaranty to be effective upon the execution of this Agreement, for the purpose of securing the obligations of Seller under this Agreement;

                  WHEREAS, the sole stockholder and sole director of Purchaser, the Board of Directors and the sole stockholder of LPS and the Board of Directors and sole stockholder of HSP each have approved this Agreement and the acquisition by Purchaser of substantially all of the assets and properties of LTS and the assumption by Purchaser of certain of the liabilities of LTS (the "Acquisition") pursuant to this Agreement; and

                  WHEREAS, Purchaser and Seller have agreed to effect the Acquisition upon the terms and subject to the conditions set forth in this Agreement;

                  NOW, THEREFORE, in consideration of the premises and the mutual promises and agreements contained herein, the parties hereto, intending to be legally bound, hereby agree as follows:

                  Section 1.        Purchase and Sale.

         1.1 Agreement to Purchase and Sell. Subject to the terms and conditions of this Agreement, at the "Closing" (as hereinafter defined) and except as otherwise specifically provided in this Section 1, Seller will sell, assign, transfer and deliver to Purchaser, and Purchaser will purchase and acquire from Seller, all right, title and interest of Seller in and to all of the "Assets" (as hereinafter defined), free and clear of all liens, pledges, security interests, and encumbrances of any nature whatsoever, except the "Assumed Liabilities" (as hereinafter defined).

         1.2 Included Assets. Except as otherwise expressly set forth in Section
1.3 hereof, the term "Assets" shall mean and shall include (a) the Business as a going concern and (b) all assets, properties and rights of Seller to the extent such assets, properties and rights are used, or are held for use, primarily in the conduct of, or are generated by, or constitute a part of, LTS as of the "Closing Date" (as hereinafter defined), including, without limitation:

                  (a) all accounts receivable of LTS;

                  (b) all prepaid expenses and credits of LTS (such prepaid expenses and credits are referred to herein as the "Prepaid Items");

                  (c) all equipment and fixtures of LTS described on Schedule 1.2(c);

                  (d) all right, title and interest of LTS in the "Assumed Contracts" (as hereinafter defined);

                  (e) all goodwill and customer lists relating to LTS;

                  (f) to the extent assignable, all governmental permits, licenses or similar rights relating to LTS as set forth on Schedule 1.2(f) (the "Permits");

                  (g) notes receivable from employees of LTS arising out of the employees' purchase of computer equipment from LPS (the "Employee Notes");

                  (h) any rights under warranties relating to the Assets;

                  (i) any software that can, in accordance with the license to the software, be transferred to Purchaser; and

                  (j) all information, files, correspondence and records relating to LTS, including, without limitation, any personnel files; exclusive, however, of confidential internal information that is not necessary for the conduct of the Business,.

It is understood all of the tangible assets, properties and rights which are included in the Assets are owned solely by LPS, and all the intangible assets, properties and rights which are included in the Assets are owned solely by HSP.

         1.3 Excluded Assets. Notwithstanding anything to the contrary set forth herein, the Assets shall not include the following assets, properties and rights of Seller as of the Closing Date (collectively, the "Excluded Assets"):

                  (a) all cash and cash equivalents in hand, in bank accounts or in transit;

                  (b) any note receivable other than the Employee Notes;

                  (c) any governmental permit, license or similar right that is not transferable to Purchaser;

                  (d) the name Lanier, Lanier Transcription Services, Lanier Professional Services, Lanier Worldwide, Harris, or Harris Southwest Properties or any derivative or variation thereof or any other trademark or trade name, whether registered or unregistered;

                  (e) the rights that accrue to Seller under this Agreement;

                  (f) the minute books and stock records of Seller;

                  (g) any assets, properties or rights of Seller used in the operations and businesses of Seller which are unrelated to LTS or which are not used primarily in LTS, which operations and businesses are not being sold to Purchaser hereunder; and

                  (h) any other asset, property or right of Seller which is not described in Section 1.2 hereof.

         1.4 Assumption of Assumed Liabilities. Except as expressly provided in this Section 1.4 and subject to Section 2.3, Purchaser shall not assume any claims, liabilities or obligations of Seller. As the sole exception to the foregoing, effective as of the Closing Date, Purchaser shall assume and agree to pay, discharge or perform, as appropriate, the following liabilities and obligations of LPS existing as of the Closing Date arising out of the conduct of LTS (collectively, the "Assumed Liabilities"):

                  (a) obligations of LPS under the Assumed Contracts arising after the Closing Date, including, without limitation, that certain Employment Agreement dated January 2, 1997 by and between LPS and Robert Alterman;

                  (b) accrued but unpaid vacation time and sick pay owed to employees of LTS who are hired by Purchaser in accordance with Section 3 hereof up to the amount reserved on the "Net Asset Statement" (as hereinafter defined);

                  (c) accrued but unpaid salaries and wages (and related costs for the unpaid wages and salaries only) of LTS attributable to the pay period commencing immediately prior to the Closing Date owed to employees of LTS who are hired by Purchaser in accordance with Section 3 hereof; and

                  (d) trade accounts payable incurred in the ordinary course of business.

         1.5 Excluded Liabilities. Notwithstanding anything to the contrary set forth herein, the Assumed Liabilities shall not include, and in no event shall Purchaser assume, agree to pay, discharge or perform or incur any liability or obligation under this Agreement which is not expressly included as an Assumed Liability in accordance with Section 1.4 hereof.

         1.6 Nonassignable Contracts or Licenses.

                  (a) To the extent that assignment hereunder by Seller to Purchaser of any Assumed Contract is not permitted or is not permitted without the consent of a third party, this Agreement shall not be deemed to constitute an undertaking to assign the same if such consent is not given or if such an undertaking otherwise would constitute a breach of or cause a loss of benefits thereunder. Seller shall use all reasonable efforts (other than the payment of money or the deposit of funds by Seller on behalf of Purchaser) to obtain any and all such third-part consents.

                  (b) If and to the extent that Seller is unable to obtain any required third party consent contemplated by subsection (a) above, Seller shall continue to be bound by any such Assumed Contract (the "Non-Assigned Contract"). In such event, to the maximum extent permitted by law or the terms of the Non-Assigned Contract, (i) Seller shall make the benefit of such Non-Assigned Contract available to Purchaser, and (ii) the assignment provisions of this Agreement shall operate to the extent permitted by law or the applicable Non-Assigned Contract to create a subcontract, sublease or sublicense with Purchaser to perform each relevant Non-Assigned Contract at a price equal to the monies, rights and other consideration receivable or payable by Seller with respect to the performance by or enjoyment of Purchaser under such subcontract sublease or sublicense.

         To the extent such benefit is made available, and/or such subcontract, sublease or sublicense is created, (1) Purchaser shall pay, perform and discharge fully all obligations of Seller under any such Non-Assigned Contract from and after the Closing Date and shall indemnify Seller against any claims, damages, costs, expenses or losses incurred by Seller arising from Seller's inability to obtain said consent in connection with such Non- Assigned Contract after the Closing Date, (2) Seller shall, without further consideration therefor, pay and remit to Purchaser promptly any monies, rights and other consideration received in respect of such Non-Assigned Contract performance, and (3) Seller shall exercise or exploit its rights and options under all such Non-Assigned Contracts only as directed by Purchaser and at Purchaser's expense.

                  (c) If and when any third party consent contemplated by subsection (b) above shall be obtained or any such Non-Assigned Contract shall otherwise be assignable, Seller shall promptly assign all of its rights and obligations thereunder or in connection therewith to Purchaser without payment of further consideration therefor, and Purchaser shall assume such rights and obligations.

                  Section 2. Closing Effective Time, Purchase Price, Delivery
                             of Consideration and Post-Closing Price Adjustment.

         2.1 The Closing. Subject to the terms and conditions of this Agreement, the closing of the Acquisition and the transactions contemplated by this Agreement (the "Closing") will take place (a) at the offices of King & Spalding, 191 Peachtree Street, Atlanta, Georgia at 10:00 A.M. (local time), on the fifth "Business Day" following the satisfaction or waiver of all of the conditions set forth in Sections 7, 8 and 9 hereof, or (b) at such other time, date or place as the parties may agree. The date on which the Closing occurs is referred to herein as the "Closing Date," and, for purposes of determining the "Net Asset Amount" (as hereinafter defined), the Closing is to be deemed effective as of 12:01 a.m. on the Closing Date. A "Business Day" is a day other than a Saturday, a Sunday or a day on which banking institutions in New York City are authorized or obligated by law to remain closed.

         2.2 Purchase Price. The purchase price (the "Purchase Price") for the Assets, in addition to Purchaser's assumption of the Assumed Liabilities, will be Thirty-Five Million Dollars ($35,000,000) plus or minus the net asset adjustment described in Section 2.3. At the Closing, Purchaser will pay to Seller, by wire transfer of immediately available funds, the portion of the Purchase Price (the "Cash Payment Amount") equal to Thirty-Five Million Dollars ($35,000,000) plus the "Estimated Excess" (as hereinafter defined) or less the "Estimated Shortfall" (as hereinafter defined), and will assume and agree to pay, perform and discharge the Assumed Liabilities. Purchaser will wire transfer the Cash Payment Amount in accordance with wire transfer instructions to be provided by Seller.

         2.3      Net Asset Adjustment.

                  (a) The consideration being paid to Seller pursuant to Section
         2.2 has been based on the assumption that the Net Asset Amount shall equal Five Million Eleven Thousand Dollars ($5,011,000) (the "Required Amount").

                  (b) For purposes of this Section 2.3, the following terms shall have the meanings set forth below:

                           (i) Net Asset Amount. The "Net Asset Amount" shall be
                  the net asset amount of the Business determined as of the Closing Date, which shall consist of (1) the sum of the "Value of Assets" (as hereinafter defined) less (2) the "Value of Assumed Liabilities" (as hereinafter defined).

                           (ii) Value of Assets. The "Value of Assets" shall be
                  the book value of the Assets, as of the Closing Date, as calculated in accordance with generally accepted accounting principles, consistently applied.

                           (iii) Value of Assumed Liabilities. The "Value of
                  Assumed Liabilities" will be an amount equal to the outstanding balance of the Assumed Liabilities, as of the Closing Date, calculated in accordance with generally accepted accounting principles, consistently applied.

                  (c) For purposes of the Closing, Purchaser and Seller will make a good faith estimate of the Net Asset Amount. Immediately prior to the Closing, Purchaser and Seller shall estimate the Net Asset Amount of Seller as of the day prior to the Closing Date, in accordance with generally accepted accounting principles, consistently applied. Such estimate of the Net Asset Amount shall be referred to herein as the "Estimated Net Asset Amount." In the absence of an agreement between Purchaser and Seller as to the estimate of the Net Asset Amount, the Estimated Net Asset Amount shall be deemed to be an amount equal to the Required Amount. In the event that the Estimated Net Asset Amount is less than the Required Amount, the Cash Payment Amount will be reduced by the amount of such shortfall (the "Estimated Shortfall"). In the event that the Estimated Net Asset Amount is greater than the Required Amount, the Cash Payment Amount will be increased by the amount of such excess (the "Estimated Excess").

                  (d) Within ninety (90) days following the Closing Date, Seller will prepare or cause to be prepared a calculation of the Net Asset Amount of the Business as of the Closing Date, which shall be set forth in a statement prepared by Seller (such statement being hereinafter referred to as the "Preliminary Net Asset Statement"). Purchaser shall be permitted to review the books and related work papers to confirm Seller's calculation of the Net Asset Amount. Based on the foregoing review, Purchaser and Seller shall agree on any adjustments that should be made to the Preliminary Net Asset Statement in order to reflect the actual Net Asset Amount of the Business as of the Closing Date. If Purchaser and Seller are unable to resolve any disputed amounts within twenty (20) days after Purchaser receives the Preliminary Net Asset Statement, Purchaser and Seller will engage a mutually acceptable nationally recognized public accounting firm (the "Audit Firm"), at the equal expense of Purchaser and Seller, to resolve any such matters in accordance with the terms of this Agreement. The decision of the Audit Firm shall be made within thirty (30) days after being engaged and shall be final and binding on the parties. If the Purchaser fails to give Seller written notice of any disputed amounts within twenty (20) days after Purchaser receives the Preliminary Net Asset Statement, then the Preliminary Net Asset Statement shall be deemed to be accepted as is by Purchaser and shall become the "Net Asset Statement" for the purposes hereof. The Preliminary Net Asset Statement shall be revised as necessary to reflect the final determination of the Net Asset Amount (such statement, as revised, is referred to herein as the "Net Asset Statement"). Immediately following final determination of the Net Asset Amount, as an adjustment to the Purchase Price, (i) in the event that the finally determined Net Asset Amount is greater than the Estimated Net Asset Amount, Purchaser shall pay Seller in immediately available funds an amount equal to the difference between the finally determined Net Asset Amount and the Estimated Net Asset Amount, or (ii) in the event that the finally determined Net Asset Amount is less than the Estimated Net Asset Amount, Seller shall pay Purchaser in immediately available funds an amount equal to the difference between the finally determined Net Asset Amount and the Estimated Net Asset Amount.

         2.4 Allocation of Purchase Price. For purposes of determining both the Purchaser's basis in the Assets and Seller's gain or loss with respect to the Acquisition pursuant to Section 1060 of the Internal Revenue Code of 1986, as amended from time to time, and the Treasury Regulations promulgated thereunder, certain of the Assets will be valued in accordance with Schedule 2.4. Purchaser and Seller will use such values (subject to such changes as may hereafter be agreed to by Purchaser and Seller) in preparing and filing their respective Forms 8594 with the Internal Revenue Service with respect to the Acquisition. The Purchase Price, including any adjustments thereto, will be allocated among LPS and HSP in accordance with Schedule 2.4.

         2.5 Further Assurances. Each party hereto shall on the Closing Date and from time to time thereafter at any other party's reasonable request and without further consideration execute and deliver to such other party such instruments, certificates and documents required to effect the Acquisition in addition to those delivered pursuant to this Section 2 as shall be reasonably requested to consummate more effectively the transactions contemplated by this Agreement.

                  Section 3.        Employee and Employee Benefit Matters.

         3.1 Termination and Offers of Employment. On the Closing Date Seller shall terminate all of the employees of LTS listed on Schedule 4.12. Commencing on the Closing Date, Purchaser shall offer employment to all of the employees of LTS listed on Schedule 4.12 at the same or greater rate of pay as identified on
Schedule 4.12. All such employees who are hired by Purchaser shall be entitled to receive employee benefits commensurate with any employee benefits currently offered by Purchaser, and such employees shall receive full credit for service with Seller prior to the Closing Date for purposes of vesting and eligibility, and rate of participant premium payment or contribution, under any such employee benefit plan of Purchaser.

         3.2 Pre-Closing Employment Claims. With the exception of accrued wages, vacation and sick time included in the Assumed Liabilities, Seller will be responsible and pay any claim asserted by or with respect to any employee or former employee which is attributable to any event, state of facts or condition which occurred on or prior to the Closing Date.

                  Section 4.     Representations and Warranties of LPS and HSP.

                  Each of LPS and HSP hereby represents and warrants to Purchaser as follows:

         4.1 Organization. Each of LPS and HSP is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite power and authority (i) to own, lease and operate LTS,
(ii) to carry on its Business as now being conducted and (iii) to enter into and perform this Agreement and each of the "Seller Ancillary Documents" (as hereinafter defined) to be executed and delivered by it. Each of LPS and HSP is duly qualified to transact business and is in good standing as a foreign corporation in each jurisdiction where the character of the Business requires such qualification, except where the failure to be so qualified would not have a "Material Adverse Effect." Schedule 4.1 contains a correct and complete list of the jurisdictions in which each of LPS and HSP is qualified to do business as a foreign corporation with respect to LTS. A "Material Adverse Effect" means any event or condition that has had or would reasonably be expected to have a material adverse effect on the properties, assets, liabilities, business, financial condition, or results of operations of LTS.

         4.2 Authorization, Execution and Enforceability. The execution, delivery and performance of this Agreement and the Seller Ancillary Documents to which LPS and HSP are parties and the consummation of the transactions contemplated by this Agreement and such Seller Ancillary Documents have been duly authorized by all necessary corporate action on the part of LPS and HSP, respectively. This Agreement has been, and each other certificate, agreement, document or instrument to be executed and delivered by LPS and HSP in connection with the transactions contemplated by this Agreement (the "Seller Ancillary Documents") will be as of the Closing Date, duly executed and delivered by LPS and HSP, and constitutes or will constitute (as the case may be) the valid and legally binding agreements of LPS and HSP, enforceable against LPS and HSP in accordance with their respective terms.

         4.3 Absence of Restrictions and Conflicts. Except for consents or notices required to be obtained under the Assumed Contracts and disclosed in
Schedule 4.10, the execution, delivery and performance of this Agreement and the Seller Ancillary Documents, the consummation of the transactions contemplated by this Agreement and the Seller Ancillary Documents and the fulfillment of and compliance with the terms and conditions of this Agreement and the Seller Ancillary Documents do not and will not (as the case may be) create any lien or encumbrance upon the Assets, and with or without the passing of time or the giving of notice or both, violate or conflict with, constitute a breach of or default under, result in the loss of any benefit under, or permit the acceleration of any obligation under, (a) any term or provision of the charter documents or bylaws of LPS or HSP, (b) any Assumed Contract, (c) any judgment, decree or order of any court or governmental authority or agency to which LPS or HSP is a party or by which LPS or HSP or any of their respective properties is bound or (d) any statute, law, rule or regulation applicable to LPS or HSP. Except for compliance with the applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), no consent, approval, order or authorization of, or registration, declaration or filing with, any governmental agency or public or regulatory unit, agency, body or authority with respect to LPS or HSP is required in connection with the execution, delivery or performance of this Agreement or the Seller Ancillary Documents by LPS and HSP or the consummation of the transactions contemplated by this Agreement or the Seller Ancillary Documents by LPS and HSP.

         4.4 No Interest in Other Entities. The Assets do not include any direct or indirect equity interest (by stock ownership, partnership interest, joint venture interest or otherwise) in any other corporation, partnership, joint venture, firm, association or business enterprise.

         4.5  Ownership of Assets and Related Matters.

                  (a) Real Property. The Assets do not include any owned real property.

                  (b) Leases. Schedule 4.5(b) sets forth a true, correct and complete list of all leases and agreements of Seller granting Seller possession of or rights to real property used in LTS (the "Real Property Leases") and all leases and agreements of Seller granting Seller possession of or rights to personal property utilized in LTS (the "Personal Property Leases"). Seller has heretofore delivered to Purchaser correct and complete copies of all of the Real Property Leases and the Personal Property Leases. Except as otherwise noted on
         Schedule 4.5(b), all of the Real Property Leases and the Personal Property Leases are valid and enforceable in all material respects in accordance with their respective terms with respect to Seller and, to the best knowledge of Seller, each other party thereto.

                  (c) Personal Property. Schedule 4.5(c) sets forth a list of all tangible personal property included in the Assets (other than items which were expensed and fully depreciated personal property). LTS has physical possession of all personal property included in Schedule 4.5(c).

                  (d) Accounts Receivable. Subject to the reserve for doubtful accounts created in connection with the determination of the Net Asset Amount, the accounts receivable included in the Assets will consist of accounts receivable arising in the ordinary course of business of LTS which will be validly owing and fully collectible.

                  (e) No Third Party Options. Except as disclosed in Schedule 4.5(e), there are no existing agreements, options, commitments or rights with, of or to any person (other than Purchaser pursuant to this Agreement) to acquire any assets, properties or rights included in the Assets or any interest therein.

                  (f) Ownership. Except for assets leased under the Real Property Leases and the Personal Property Leases, all assets used or held for use in the operation of LTS are owned by Seller. Except as otherwise noted in Schedule 4.5(f) hereto, the Assets constitute all the assets and properties necessary to permit LTS to conduct the Business in the same manner as LTS has conducted the Business in the past.

                     (g) Condition of Certain Assets. The equipment and other tangible property owned or leased by LTS are in all material respects in good operating condition and good state of repair, subject to ordinary wear and tear.

         4.6 Financial Statements.  Seller has delivered the following to
Purchaser:

                  (a) the unaudited balance sheets and related annual statements of income and cash flow relating to LTS as of June 27, 1997 and July 3, 1998 and for the respective twelve month periods then ended (the "Annual Financial Statements") (the balance sheet as of July 3, 1998 being referred to herein as the "1998 Balance Sheet"); and

                  (b) the unaudited balance sheet of LTS as of January 1, 1999 (the "Interim Balance Sheet") and the related unaudited statements of income and cash flow for the six month period ending January 1, 1999 (together with the Interim Balance Sheet, the "Interim Financial Statements") (the Interim Financial Statements and the Annual Financial Statements being referred to collectively as the "Financial Statements").

                  Copies of the Financial Statements are attached as Schedule
4.6. Except as otherwise noted in the Financial Statements (including, without limitation, the notes thereto), the Financial Statements have been prepared from, and are in accordance with, the books and records of Seller, which books and records are maintained in accordance with generally accepted accounting principles, consistently applied. Except as otherwise noted in the Financial Statements (including, without limitation, the notes thereto), each of the balance sheets included in the Financial Statements (including any related notes and schedules) fairly presents in all material respects the financial position of LTS as of the date thereof, and each of the statements of income and cash flow included in the Financial Statements (including any related notes and schedules) fairly presents in all material respects the results of operations and changes in stockholders' equity and cash flow, as the case may be, of LTS, for the periods set forth therein, and, in the case of the Interim Financial Statements, subject to normal year end adjustments consistent with past practice.

         4.7 Absence of Certain Changes. Except as set forth on Schedule 4.7, since January 1, 1999, LTS has (a) extended credit to customers, collected accounts receivable and paid accounts payable and similar obligations in the ordinary course of business consistent with past practice, (b) conducted the Business in the ordinary course on a basis consistent with past practice, (c) not engaged in any new line of business or entered into any agreement, transaction or activity or made any commitment except those in the ordinary course of business, (d) used commercially reasonable efforts to preserve the business, customers and suppliers of LTS, (e) not suffered any Material Adverse Effect and (f) not made any changes in its accounting policies or procedures.

         4.8 Legal Proceedings. Except as set forth in Schedule 4.8, there are no suits, actions, claims, proceedings or investigations pending or, to the best knowledge of Seller, threatened against, relating to or involving LTS or any of LTS's officers or directors (acting in their capacity as such) before any court, arbitrator or administrative or governmental body, nor, to the best knowledge of Seller, is there any basis for bringing any such suit, action, claim, proceeding or investigation.

         4.9 Licenses, Permits and Compliance with Law. LTS has all material authorizations, approvals, licenses, permits and orders of and from all governmental and regulatory offices and bodies necessary to carry on the Business as it is currently being conducted. LTS is in compliance in all material respects with all applicable laws, regulations and court and administrative orders (including, without limitation, laws and regulations relating to employee safety, employment, labor or use or occupancy of properties or any part thereof). Seller is not presently charged with, has not received any notice of, and, to the best knowledge of Seller, is not under governmental investigation with respect to any actual or alleged violation of any statute, ordinance, rule or regulation relating to LTS.

         4.10 Assumed Contracts. Schedule 4.10 sets forth (a) a list of contracts (including, without limitation, the Real Property Leases and the Personal Property Leases) relating to LTS which are currently outstanding and
(b) a list of all consents or notices required to be obtained or given under the contracts listed on Schedule 4.10 in connection with this Agreement. As used in this Agreement, the term "Assumed Contracts" shall mean (1) all contracts listed in Schedule 4.10 and (2) all other contracts (exclusive of any contracts for indebtedness of LTS) outstanding as of the Closing Date to which LTS is a party which were entered into in the ordinary course of the Business. The Assumed Contracts are valid and enforceable in all material respects in accordance with their respective terms with respect to LTS and, to the best knowledge of Seller, each other party thereto.

         4.11 Tax Returns; Taxes. Seller has filed all tax returns relating to LTS that it was required to file and all such tax returns were correct and complete in all material respects. All taxes owed by Seller relating to LTS which are due and payable as of the Closing Date have been paid or will be paid.

         4.12 Employees. Schedule 4.12 contains a correct and complete list of all of the employees of LTS specifying their title or job description, their current annual salary or applicable pay rate, as appropriate, and their hire date.

         4.13 Employee Benefit Plans.

                  (a) Schedule 4.13(a) contains a summary of all plans, programs, policies or arrangements providing compensation or benefits of any kind or description whatsoever (whether current or deferred and whether paid in cash or in kind) to, or on behalf of, any current or former officer, employee or director of LTS or any of their dependents (individually a "Benefit Plan" and collectively the "Benefit Plans");

                  (b) Schedule 4.13(b) contains a summary of all Benefit Plans under which Seller or any "ERISA Affiliate" (as hereinafter defined) makes or has any obligation to make, or has made or had any obligation to make, either directly or indirectly (whether by reimbursing another employer or otherwise), contributions to any plan, program or arrangement, including a multi-employer plan, that is subject to Title IV of "ERISA" (a "Title IV Plan") that relates to LTS;

                  (c) Schedule 4.13 (c) contains a list of all contracts or other arrangement that relate to LTS under which Seller has agreed to employ any person or to compensate any person on a termination of employment (individually an "Employment Contract" and collectively the "Employment Contracts");

                  For purposes of this Section 4.13, "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any regulations or published rulings promulgated or issued thereunder; and "ERISA Affiliate" means any trade or business (whether incorporated or unincorporated) which is a member of a group described in Section 414(b), (c), (m) or (o) of the Code, of which Seller is also a member.

         4.14     Labor Relations.

                  (a) LTS has not engaged in any unfair labor practice within the meaning of the National Labor Relations Act or state law equivalent and there exists no pending or, to the knowledge of Seller, threatened unfair labor practice charges or race, color, religion, sex, national origin, age or disability discrimination charges against LTS before any board, department, commission or agency;

                  (b) there are no existing or, to the knowledge of Seller, threatened (i) labor strikes, (ii) grievances, (iii) representation questions respecting employees of LTS, or (iv) arbitration procedures arising out of or under any union contract covering employees of LTS; and

                  (c) LTS is not a party to any collective bargaining agreement or other labor union contract applicable to employees of LTS.

         4.15 Insurance. Seller has commercially reasonable insurance policies and coverages in place or is appropriately self-insured. All such policies are in full force and effect and all premiums due and payable in respect thereof have been paid. Since the respective dates of such policies, no notice of cancellation or non-renewal with respect to any such policy has been received by Seller. LTS will maintain its current insurance policies and coverages at least through the Closing Date.

         4.16 Environmental Matters.

                  (a) LTS is in material compliance with all applicable Environmental Laws (as hereinafter defined);

                  (b) to the knowledge of Seller, there are no circumstances or events relating to LTS' operations that could give rise to a material claim against Purchaser under any Environmental Laws;

                  (c) LTS has not received any notice from any governmental authority that it is in violation of any Environmental Laws; and

                  (d) LTS has not received any notice or claim from any governmental authority or other third party asserting that LTS is or could be liable under the federal Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA") or any similar state or local law.

         "Environmental Laws" are defined as all federal, state or local laws or regulations concerning the environment, pollution control or Hazardous Materials. "Hazardous Materials" are defined as any waste, pollutant, by-product or other material (including petroleum and petroleum derivatives), the use, handling or disposal of which by LTS is any way governed by or subject to any Environmental Laws.

         4.17 Transactions with Affiliates. Except as set forth in Schedule 4.17, neither Seller nor any Affiliate of Seller has any interest in any contract or other arrangement with LTS which will continue in effect after the Closing. For purposes of this Section 4.17, "Affiliate" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this Agreement, (i) "control," when used with respect to any specified Person, means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, (ii) "controlling" and "controlled" have meanings correlative to the foregoing, and (iii) "Person" means any individual, corporation, partnership, limited liability company, joint venture, trust unincorporated organization or government or any agency or political subdivision thereof.

         4.18 Brokers, Finders and Investment Bankers. Seller has not employed any broker, finder, investment banker or other intermediary or incurred any liability for any investment banking fees, financial advisory fees, brokerage fees, finders' fees or other similar fees in connection with the transactions contemplated herein.

         4.19 Billing Practices. All invoices for services rendered by LTS have been prepared in accordance with the terms of its transcription contracts with its customers.

         4.20 Customer Relations. Schedule 4.20 sets forth a list of the top 10 customers of LTS for the three (3) month period from December 1998 to February 1999, adjusted to an annualized basis. Except as set forth on Schedule 4.20, all such customers are currently customers of LTS at substantially the same volume as presented in the Confidential Information Memorandum dated December 22, 1998, and none have given LTS written notice of termination.

         4.21 Y2K Compliance. Attached hereto as Schedule 4.21 is the action plan which Seller had proposed to implement to make the systems used by Seller in the Business "Y2K Compliant." Except for the matters which were to be addressed pursuant to the action plan, to the knowledge of Seller, all the Assets are Y2K Compliant in all material respects. Notwithstanding the foregoing, however, it is understood that Seller makes no representation or warranty hereunder with respect to the Y2K Compliance of any products or services used in the business which are supplied or used by third parties. "Y2K Compliant" means that the software, computer, equipment, device or system is able to provide the following functions: (i) manage, manipulate, accept, process, calculate, compare, sequence, store or retrieve date and time data involving dates using years consisting of four digits without malfunctioning or ceasing to function or without generating incorrect values or invalid results;
(ii) function and perform accurately in accordance with its specifications and without interruption before, during and after January 1, 2000, without any change in operations associated with the advent of the new century; (iii) accurately process date data and calculate the ranges of dates from, into, and between the 20th and the 21st centuries and to accurately recognize all leap years in the 20th and 21st centuries in processing date data and calculating the ranges of dates; (iv) respond to two-digit date input in a way that resolves any ambiguity as to century in a disclosed, defined and predetermined manner; (v) store and provide output of date information in ways that are unambiguous as to century; and (vi) correctly process date data fields containing non-date information and correctly process date data held in non-date fields.

                  Section 5.        Representations and Warranties of Purchaser.

                  Purchaser hereby represents and warrants to Seller as follows:

         5.1 Organization. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of New Jersey.

         5.2 Authorization, Execution and Enforceability. The execution, delivery and performance of this Agreement and any other certificate, agreement, document or instrument to be executed and delivered by Purchaser in connection with the transactions contemplated by this Agreement (the "Purchaser Ancillary Documents") and the consummation of the transactions contemplated by this Agreement and the Purchaser Ancillary Documents have been duly authorized by all necessary corporate action on the part of Purchaser. This Agreement has been, and the Purchaser Ancillary Documents will be as of the Closing Date, duly executed and delivered by Purchaser and do or will (as the case may be) constitute the valid and legally binding agreements of Purchaser, enforceable against Purchaser in accordance with their respective terms.

         5.3 Absence of Restrictions and Conflicts. The execution, delivery and performance of this Agreement and the Purchaser Ancillary Documents, the consummation of the transactions contemplated by this Agreement and the Purchaser Ancillary Documents and the fulfillment of and compliance with the terms and conditions of this Agreement and the Purchaser Ancillary Documents do not or will not (as the case may be), with or without the passing of time or the giving of notice or both, violate or conflict with, or constitute a breach of or default under, (a) any term or provision of the bylaws and articles of incorporation of Purchaser, (b) any judgment, decree or order of any court or governmental authority or agency to which Purchaser is a party or by which Purchaser or any of its properties is bound or (c) any statute, law, rule or regulation applicable to Purchaser or the business engaged in by Purchaser. Except for compliance with the applicable requirements of the HSR Act, no consent, approval, order or authorization of, or registration, declaration or filing with, any governmental agency or public or regulatory unit, agency, body or authority with respect to Purchaser is required in connection with the execution, delivery or performance of this Agreement or the Purchaser Ancillary Documents by Purchaser or the consummation of the transactions contemplated by this Agreement or the Purchaser Ancillary Documents by Purchaser. No action or proceeding has been instituted against Purchaser before any court or other governmental body by any person or public authority seeking to restrain or prohibit the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

         5.4 Brokers, Finders and Investment Bankers. Purchaser has not employed any broker, finder, investment banker or other intermediary or incurred any liability for any investment banking fees, financial advisory fees, brokerage fees, finders' fees or other similar fees in connection with the transactions contemplated herein.

                  Section 6.        Additional Covenants and Agreements.

                  Each of the parties hereto shall comply with the following additional covenants and agreements to the extent applicable to such party (unless compliance is waived in advance in accordance with this Agreement):

         6.1 Conduct of Business by Seller Prior to Closing Date. From the date hereof until and including the Closing Date, except as otherwise contemplated by the terms of this Agreement or as shall hereafter be consented to in writing by Purchaser, Seller shall, with respect to LTS:

                  (a) Carry on the Business in the ordinary course in substantially the same manner as heretofore conducted and not engage in any new line of business or enter into any agreement, transaction or activity or make any commitment except those in the ordinary course of business which are not otherwise prohibited under this Section 6.1;

                  (b) Not (i) sell any assets, (ii) create, incur or assume any indebtedness secured by the Assets, (iii) grant, create, incur or suffer to exist any liens, charges or encumbrances on the Assets which did not exist on the date hereof, (iv) incur any liability or obligation (absolute, accrued or contingent) except in the ordinary course of business consistent with past practice; (v) make any commitment for any capital expenditure relating to LTS to be made on or after the Closing Date in excess of $10,000 in the case of any single expenditure or $100,000 in the case of all capital expenditures;

                  (c) Not acquire or enter into an agreement to acquire, by merger, consolidation or purchase of stock or assets, any business;

                  (d) Use commercially reasonable efforts to preserve intact its existence, goodwill and business organization, to keep its officers and employees available to Purchaser and maintain its existing relationships with distributors, licensees, associates, customers, suppliers and others having business relations with LTS;

                  (e) Other than increases occurring in the ordinary course of business, not enter into, modify, expand, improve or extend in any manner the terms of any Benefit Plan or Employment Contract nor grant any increase in the compensation of officers, directors or employees, whether now or hereafter payable, including any such increase pursuant to any option, bonus, stock purchase, pension, profit-sharing, deferred compensation, retirement or other plan, arrangement, contract or commitment;

                  (f) Perform in all material respects all of its obligations under all of its contracts (except those being contested in good faith) and not enter into, assume, amend or terminate any contract or commitment other than contracts to provide services entered into in the ordinary course of business;

                  (g) Maintain in full force and effect and in the same amounts policies of insurance comparable in amount and scope of coverage to that now maintained by it or on its behalf; and

                  (h) Use commercially reasonable efforts to obtain the waiver, consent and approval of all persons whose waiver, consent or approval is required in order to permit Seller to consummate the transactions contemplated hereby.

         6.2 No Solicitation; Acquisition Proposals. Seller agrees that from the date hereof through the Closing Date or the date of termination of this Agreement in accordance with Section 11.1, as the case may be, Seller will not, directly or indirectly, through any officer, director, employee, partner, stockholder, agent or affiliate or otherwise, except in furtherance of the transactions contemplated by this Agreement (a) solicit, initiate or encourage submission of proposals or offers from any person relating to any transactions contemplated herein or to the direct or indirect purchase of a material amount of the assets of, or any equity interest in, or any merger, consolidation or business combination with, Seller (collectively, an "Acquisition Proposal") that could interfere with the consummation of the transactions contemplated herein,
(b) participate in any discussions or negotiations regarding, or furnish to any other person any information with respect to, or otherwise cooperate in any way with or assist, facilitate or encourage, any Acquisition Proposal with respect to LTS by any person, or (c) enter into any agreement, arrangement or understanding with respect to an Acquisition Proposal with respect to LTS.

         6.3 Reasonable Efforts; Further Assurances; Cooperation. Subject to the other provisions of this Agreement, each party hereto shall use such party's reasonable, good faith efforts to perform such party's obligations hereunder and to take, or cause to be taken or do, or cause to be done, all things necessary, proper or advisable under applicable law to obtain all regulatory approvals and satisfy all conditions to the obligations of the parties under this Agreement and to cause the transactions contemplated hereby to be effected on or prior to May 31, 1999 in accordance with the terms hereof and shall cooperate fully with each other party and their respective officers, directors, employees, agents, counsel, accountants and other designees in connection with any steps required to be taken as a part of their respective obligations under this Agreement, including without limitation:

                  (a) Each of the parties shall promptly make their respective filings under applicable laws and regulations to obtain any required approval of any federal, state or local governmental agency or regulatory body with jurisdiction over the transactions contemplated hereby, including all filings required by the HSR Act;

                  (b) In the event any claim, action, suit, investigation or other proceeding by any governmental body or other person is commenced which questions the validity or legality of the transactions contemplated hereby or seeks damages in connection therewith, the parties agree to cooperate and use all reasonable efforts to defend against such claim, action, suit, investigation or other proceeding and, if an injunction or other order is issued in any such action, suit or other proceeding, to use all reasonable efforts to have such injunction or other order lifted, and to cooperate reasonably regarding any other impediment to the consummation of the transactions contemplated hereby; and

                  (c) Each party shall give prompt written notice to the others of (i) the occurrence, or failure to occur, of any event which occurrence or failure would be likely to cause any representation or warranty of such party contained in this Agreement to be untrue or inaccurate at any time from the date hereof until the Closing or that will or may result in the failure to satisfy any of the conditions specified in Sections 7, 8 and 9, (ii) any failure of any party hereto or Seller, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder and (iii) the termination or written notice of termination of any contract for transcription services or any other material contract.

         6.4 Access. Between the date hereof and the Closing, Seller shall provide the Purchaser and its accountants, counsel and other authorized representatives reasonable access during reasonable business hours and under reasonable circumstances to any and all of the business, premises, properties, assets, liabilities, contracts, commitments, financial condition, books, records, accountants' work papers and other information of LTS.

         6.5 Confidentiality. Information obtained by any party hereto or any of their representatives pursuant to this Agreement shall be subject to the provisions of the Confidentiality Agreement (the "Confidentiality Agreement"), dated November 19, 1998, between MedQuist and Lanier, which agreement remains in full force and effect.

         6.6 Public Announcements. The timing and content of all announcements regarding any aspect of this Agreement or the transactions contemplated hereby to the financial community, government agencies, employees or the general public shall be mutually agreed upon in advance by Purchaser and Seller (unless Purchaser or Seller is advised by counsel in writing that any such announcement or other disclosure not mutually agreed upon in advance is required to be made by law or applicable rules of the Securities and Exchange Commission, New York Stock Exchange or The Nasdaq Stock Market and then only after consulting the other party and making a reasonable attempt to comply with the provisions of this Section).

         6.7 Access to Records. After the Closing, for purposes of determining the Net Asset Amount, preparing and filing Seller's Tax Returns and making such other reports and taking such other actions as is required by law or contract, Purchaser hereby agrees to make available to Seller and its accountants, counsel and other authorized representatives access, during reasonable business hours and under reasonable circumstances, to the books, records, contracts and other information of Seller transferred to Purchaser under this Agreement. Purchaser agrees to maintain the books, records, contracts and other information of Seller for at least a period of six years following the Closing. To the extent that Seller retains any books, records, contracts or other information relating to LTS and Purchaser has a reasonable business need to review such documents, Seller hereby agrees to make available to Purchaser and its accountants, counsel and other authorized representatives access, during reasonable business hours and under reasonable circumstances, to the books, records, contracts and other information relating to LTS.

         6.8 Third-Party Consents. Promptly upon execution of this Agreement, Seller will use commercially reasonable efforts to obtain, as and when required, all consents, approvals and other agreements from third parties identified on
Schedule 4.10.

         6.9 Audit. Promptly upon execution of this Agreement, Seller will request its independent accountants to audit the Annual Financial Statements of LTS for the financial year ended June 30, 1998 and to issue an audit opinion with respect thereto. Purchaser will bear the cost of the audit, provided, however, that if the Acquisition is not consummated as a result of the failure to satisfy Section 8.5, Seller will bear the cost of the audit.

                  Section 7.        Conditions to Obligations of All Parties.

                  The obligations of each party to consummate the Closing shall be subject to the satisfaction (or waiver by such party) at or prior to the Closing of each of the following conditions:

         7.1 No Injunction. There shall be no injunction, writ or preliminary restraining order or any order of any nature in effect, which has been issued by a court or governmental agency of competent jurisdiction, to the effect that the transactions contemplated hereby may not be consummated as herein provided; no proceeding or lawsuit shall have been commenced by any governmental or regulatory agency for the purpose of obtaining any such injunction, writ or preliminary restraining order; and no written notice shall have been received from any such agency indicating an intent to restrain, prevent, materially delay or restructure the transactions contemplated by this Agreement.

         7.2 HSR Act. All applicable waiting periods under the HSR Act shall have expired or terminated.

                  Section 8. Conditions to Obligations of Purchaser. The obligations of Purchaser to consummate the Closing shall be subject to the satisfaction (or waiver by Purchaser) at or prior to the Closing of each of the following additional conditions:

         8.1 Representations and Warranties. The representations and warranties of LPS and HSP set forth in Section 4 shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date.

         8.2 Performance of Obligations of Seller. Seller shall have performed in all material respects all covenants and agreements required to be performed by Seller or LTS under this Agreement on or prior to the Closing.

         8.3 Certain Agreements. The following agreements shall have been executed and delivered to Purchaser:

                  (a) a Bill of Sale among Purchaser, LPS and HSP in the form of Exhibit B (the "Bill of Sale");

                  (b) an Assumption Agreement among Purchaser, LPS and HSP in the form of Exhibit C (the "Assumption Agreement");

                  (c) a Preferred Supplier Agreement among Lanier, Purchaser and MedQuist MRC, Inc., a Missouri corporation ("MedQuist MRC") in the form of Exhibit D (the "Preferred Supplier Agreement");

                  (d) a Co-Marketing Agreement among Lanier, Purchaser and MedQuist MRC in the form of Exhibit E (the "Co-Marketing Agreement");

                  (e) a Noncompetition and Nonsolicitation Agreement between Lanier and Purchaser in the form of Exhibit F (the "Noncompetition and Nonsolicitation Agreement"); and

                  (f) a Transition Services Agreement between Lanier, Purchaser and MedQuist MRC (the "Transition Services Agreement").

         8.4 No Material Adverse Effect. Seller shall not have suffered any Material Adverse Effect.

         8.5 Audit. Seller shall have received Audited Financial Statements of LTS for the financial year ended June 30, 1998 and an unqualified audit opinion pursuant to Section 6.9.

         8.6 Compliance Certificates. Seller shall furnish Purchaser with a certificate of the appropriate officers of Seller as to compliance with the conditions set forth in Sections 8.1, 8.2 and 8.4.

         8.7 Legal Opinion. Purchaser shall have received an opinion of King & Spalding, dated the Closing Date, in the form of Exhibit G.

                  Section 9. Conditions to Obligations of Seller. The obligations of Seller to consummate the Closing shall be subject to the satisfaction (or waiver by Seller) at or prior to the Closing of each of the following additional conditions:

         9.1 Representations and Warranties. The representations and warranties of Purchaser set forth in Section 5 shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date.

         9.2 Performance of Obligations of Purchaser. Purchaser shall have performed in all material respects all covenants and agreements required to be performed by it under this Agreement on or prior to the Closing.

         9.3 Certain Agreements. The following agreements shall have been executed and delivered by Purchaser to Seller:

                  (a)      the Bill of Sale;

                  (b)      the Assumption Agreement;

                  (c)      the Preferred Supplier Agreement;

                  (d)      the Co-Marketing Agreement;

                  (e)      the Noncompetition and Nonsolicitation Agreement; and

                  (f)      the Transition Services Agreement.

         9.4 Compliance Certificates. Purchaser shall furnish Seller with a certificate of appropriate officers of Purchaser as to compliance with the conditions set forth in Sections 9.1 and 9.2.

         9.5 Legal Opinion. Seller shall have received an opinion of Purchaser's counsel, dated the Closing Date, in the form of Exhibit H.

                  Section 10.       Indemnification.

         10.1 Indemnification Obligations of Seller. From and after the Closing Date, Seller shall indemnify, defend and hold harmless Purchaser and its officers, directors, employees, and affiliates, and each of the heirs, executors, successors and assigns of any of the foregoing (collectively, the "Purchaser Indemnified Parties") from, against and in respect of any and all claims, liabilities (whether accrued, absolute or contingent, asserted or unasserted), obligations, losses, costs, expenses, penalties, fines and other judgments (at equity or at law) and damages whenever arising or incurred (including, without limitation, amounts paid in settlement, costs of investigation and reasonable attorneys' fees and expenses) arising out of or relating to:

                  (i) any liability or obligation of Seller of any nature whatsoever (including, but not limited to, the Excluded Liabilities), except the Assumed Liabilities;

                  (ii) any breach or inaccuracy of any representation or warranty made by Seller in Section 4 hereof; and

                  (iii) any breach of any covenant, agreement or undertaking made by Seller in this Agreement.

The claims, liabilities, obligations, losses, costs, expenses, penalties, fines and damages of the Purchaser Indemnified Parties described in this Section 10.1 as to which the Purchaser Indemnified Parties are entitled to indemnification are hereinafter collectively referred to as "Purchaser Losses."

         10.2 Indemnification Obligations of Purchaser. From and after the Closing Date, Purchaser shall indemnify and hold harmless LPS, HSP and their respective officers, directors, employees, and affiliates and their respective heirs, executors, successors and assigns (collectively, the "Seller Indemnified Parties") from, against and in respect of any and all claims, liabilities (whether accrued, absolute or contingent, asserted or unasserted), obligations, losses, costs, expenses, penalties, fines and other judgments (at equity or at law) and damages whenever arising or incurred (including, without limitation, amounts paid in settlement, costs of investigation and reasonable attorneys' fees and expenses) arising out of or relating to:

                  (i) any of the Assumed Liabilities;

                  (ii) any breach or inaccuracy of any representation or warranty made by Purchaser in Section 5 hereof; or

                  (iii) any breach of any covenant, agreement or undertaking made by Purchaser in this Agreement.

The claims, liabilities, obligations, losses, costs, expenses, penalties, fines and damages of the Seller Indemnified Parties described in this Section 10.2 as to which the Seller Indemnified Parties are entitled to indemnification are hereinafter collectively referred to as "Seller Losses."

         10.3     Indemnification Procedure.

                  (a) Promptly after receipt by a Purchaser Indemnified Party or a Seller Indemnified Party (hereinafter collectively referred to as an "Indemnified Party") of notice by a third party of any complaint or the commencement of any action or proceeding with respect to which such Indemnified Party may be entitled to receive payment from the other party for any Purchaser Losses or Seller Losses (as the case may be), such Indemnified Party shall, within ten (10) days, notify Purchaser or Seller, as the appropriate indemnifying party (the "Indemnifying Party"), of such complaint or of the commencement of such action or proceeding; provided, however, that the failure to so notify the Indemnifying Party shall not relieve the Indemnifying Party from liability for such claim arising otherwise than under this Agreement and such failure to so notify the Indemnifying Party shall relieve the Indemnifying Party from liability under this Agreement with respect to such claim only if, and only to the extent that, such failure to notify the Indemnifying Party results in the forfeiture by the Indemnifying Party of material rights and defenses otherwise available to the Indemnifying Party with respect to such claim. The Indemnifying Party shall have the right, upon written notice delivered to the Indemnified Party within twenty (20) days thereafter, to assume the defense of such action or proceeding, including the employment of counsel reasonably satisfactory to the Indemnified Party and the payment of the fees and disbursements of such counsel. In the event, however, that the Indemnifying Party declines or fails to assume the defense of the action or proceeding or to employ counsel reasonably satisfactory to the Indemnified Party, in either case within such 20-day period, then such Indemnified Party may employ counsel to represent or defend it in any such action or proceeding and the Indemnifying Party shall pay the reasonable fees and disbursements of such counsel as incurred; provided, however, that the Indemnifying Party shall not be required to pay the fees and disbursements of more than one counsel for all Indemnified Parties in any jurisdiction in any single action or proceeding. In any action or proceeding with respect to which indemnification is being sought hereunder, the Indemnified Party or the Indemnifying Party, whichever is not assuming the defense of such action, shall have the right to participate in such litigation and to retain its own counsel at such party's own expense. The Indemnifying Party or the Indemnified Party, as the case may be, shall at all times use reasonable efforts to keep the Indemnifying Party or the Indemnified Party, as the case may be, reasonably apprised of the status of the defense of any action the defense of which it is maintaining, and to cooperate in good faith with each other with respect to the defense of any such action.

                  (b) No Indemnified Party may settle or compromise any claim or consent to the entry of any judgment with respect to which indemnification is being sought hereunder without the prior written consent of the Indemnifying Party, unless such settlement, compromise or consent includes an unconditional release of the Indemnifying Party from all liability arising out of such claim. An Indemnifying Party may not, without the prior written consent of the Indemnified Party, settle or compromise any claim or consent to the entry of any judgment with respect to which indemnification is being sought hereunder unless (i) the Indemnifying Party shall pay or cause to be paid all amounts arising out of such settlement or judgment concurrently with the effectiveness thereof; (ii) the terms or effect of the settlement shall not encumber any of the assets of any Indemnified Party or any affiliate thereof, or contain or result in any restriction, interference or condition that would apply to such Indemnified Party or its affiliates or to the conduct of any of their respective businesses; and (iii) shall obtain, as a condition of such settlement, a complete unconditional release of each Indemnified Party.

                  (c) In the event an Indemnified Party shall claim a right to payment pursuant to this Agreement, such Indemnified Party shall send written notice of such claim to the appropriate Indemnifying Party. Such notice shall specify the basis for such claim. As promptly as possible after the Indemnified Party has given such notice, such Indemnified Party and the appropriate Indemnifying Party shall establish the merits and amount of such claim and, within five business days of the final determination of the merits and amount of such claim, the Indemnifying Party shall pay to the Indemnified Party immediately available funds in an amount equal to such claim as determined hereunder.

         10.4 Claims Period. For purposes of this Agreement, a "Claims Period" shall be the period during which a claim for indemnification may be asserted under this Agreement by an Indemnified Party, which period shall (i) begin on the earlier of the Closing Date or the date of any termination of this Agreement pursuant to Section 11.1, and (ii) terminate as follows:

                  (a) with respect to Purchaser Losses arising under Sections 10.1(i) or 10.1(iii), the Claims Period shall terminate on the second anniversary of the Closing Date; and

                  (b) with respect to all other Purchaser Losses, the Claims Period shall terminate on the eighteen (18) month anniversary of the Closing Date;

                  (c) with respect to Seller Losses arising under Sections 10.2(i) or 10.2(iii), the Claims Period shall terminate on the second anniversary of the Closing Date; and

                  (d) with respect to all other Seller Losses, the Claims Period shall terminate on the eighteen (18) month anniversary of the Closing Date.

         Notwithstanding the foregoing, if prior to the close of business on the last day of the applicable Claims Period, an Indemnifying Party shall have been properly notified of a claim for indemnity hereunder and such claim shall not have been finally resolved or disposed of at such date, such claim shall continue to survive and shall remain a basis for indemnity hereunder until such claim is finally resolved or disposed of in accordance with the terms hereof.

         10.5 Liability Limits. Notwithstanding anything to the contrary set forth herein:

                  (a) Seller shall only be liable for Purchaser Losses arising under Section 10.1(ii) only to the extent that any such Purchaser Losses exceed, in the aggregate, Five Hundred Thousand Dollars ($500,000) (the "Threshold Amount") and such liability shall be only for amounts which, in the aggregate, are in excess of the Threshold Amount; and the total amount of Purchaser Losses for which Seller will be responsible with respect to all Purchaser Losses arising under Section 10.1(ii) shall not exceed, in the aggregate, Ten Million Dollars ($10,000,000) (the "Liability Cap"). In no event will Seller be liable for any special, incidental, indirect or consequential damages of any kind or nature, regardless of the form of action through which such damages are sought. In no event will Seller be liable to Purchaser for lost profits resulting from an alleged breach of this Agreement, even if under applicable law, such lost damages would not be considered consequential or special damages. Purchaser acknowledges and agrees that, except as expressly provided in Section 4 hereof, Seller makes no representation or warranty whatsoever to Purchaser.

                  (b) Purchaser shall only be liable for Seller Losses arising under Section 10.2(ii) only to the extent that any such Seller Losses exceed, in the aggregate, the Threshold Amount, and such liability shall be only for amounts which, in the aggregate, are in excess of the Threshold Amount; and the total amount of Seller Losses for which Purchaser will be responsible with respect to all Seller Losses arising under Section 10.2(ii) shall not exceed, in the aggregate, the Liability Cap. In no event will Purchaser be liable for any special, incidental, indirect or consequential damages of any kind or nature, regardless of the form of action through which such damages are sought. In no event will Purchaser be liable to Seller for lost profits resulting from an alleged breach of this Agreement, even if under applicable law, such lost damages would not be considered consequential or special damages. Seller acknowledges and agrees that, except as expressly provided in Section 4 hereof, Purchaser makes no representation or warranty whatsoever to Seller.

         10.6 Compliance with Bulk Sales Laws. Purchaser and Seller hereby waive compliance by Purchaser and Seller with the bulk sales law and any other similar laws in any applicable jurisdiction in respect of the transactions contemplated by this Agreement.

         10.7 Investigations. The respective representations and warranties of the parties hereto contained herein or in any Schedule hereto and the rights to indemnification set forth in this Section 10 shall not be deemed waived or otherwise affected by any investigation made by a party hereto. As of the date of this Agreement, and, unless otherwise disclosed in writing to Seller, as of the Closing Date, to the knowledge of Purchaser, no facts or circumstances exist (that are not otherwise disclosed in this Agreement or the Schedules attached hereto) that would cause the representations and warranties of Seller set forth in Section 4 to be incorrect in any respect which would result in a Material Adverse Effect. As used herein, the terms "knowledge of Purchaser" shall mean the knowledge of: David A. Cohen, John A. Donohoe, John R. Emery, John M. Suender and Bruce van Fossen.

                  Section 11.       Termination.

         11.1 Termination. This Agreement may be terminated at any time prior to the Closing Date:

                  (a) by mutual agreement of Seller and Purchaser;

                  (b) by Seller, if the conditions set forth in Sections 7 and 9 hereof (to the extent compliance or performance thereunder is not within the control of Seller) shall not have been complied with or performed and such noncompliance or nonperformance shall not have been cured or eliminated (or by its nature cannot be cured or eliminated) by Purchaser on or before May 31, 1999 (or such later date as may be mutually agreed upon by the parties hereto); and

                  (c) by Purchaser, if the conditions set forth in Sections 7 and 8 hereof (to the extent compliance or performance thereunder is not within the control of Purchaser) shall not have been complied with or performed and such noncompliance or nonperformance shall not have been cured or eliminated (or by its nature cannot be cured or eliminated) by Seller on or before May 31, 1999 (or such later date as may be mutually agreed upon by the parties hereto).

The calendar dates set forth in this Section 11.1 may be extended by mutual agreement; provided, however the calendar dates set forth in this Section 11.1 will extend automatically up to June 30, 1999, if the Closing is delayed beyond May 31, 1999, as a result of an inquiry, information request or similar investigation by the Federal Trade Commission or the Department of Justice under the HSR Act.

         11.2 Specific Performance and Other Remedies. The parties hereto each acknowledge that the rights of each party to consummate the transactions contemplated hereby are special, unique and of extraordinary character, and that, in the event that any party violates or fails or refuses to perform any covenant or agreement made by it herein, the non-breaching party may be without an adequate remedy at law. The parties each agree, therefore, that in the event that either party violates or fails or refuses to perform any covenant or agreement made by such party herein, the non-breaching party or parties may, subject to the terms of this Agreement and in addition to any remedies at law for damages or other relief, institute and prosecute an action in any court of competent jurisdiction to enforce specific performance of such covenant or agreement or seek any other equitable relief.

         11.3 Effect of Termination. In the event of termination of this Agreement pursuant to this Section 11, this Agreement shall forthwith become void and there shall be no liability on the part of any party or its respective members, officers, directors or stockholders, except for obligations under
Section 12.14, which shall survive the termination. Notwithstanding the foregoing, nothing contained herein shall relieve any party from liability for any breach of any covenant or agreement in this Agreement occurring prior to the termination of this Agreement.

                  Section 12.       Miscellaneous.

         12.1 Notices. All notices, communications and deliveries hereunder shall be made in writing signed by the party making the same, shall specify the Section hereunder pursuant to which it is given or being made, and shall be delivered personally or by telecopy transmission or sent by registered or certified mail or by any express mail or courier delivery service (with postage and other fees prepaid) as follows:

         To Purchaser:
                  c/o MedQuist Inc.
                  Five Greentree Centre
                  Suite 311
                  Marlton, NJ 08053
                  Attention: General Counsel
                  Telephone: (609) 596-8877
                  Telecopy: (609) 797-5949

         To Seller:

                  c/o Lanier Worldwide, Inc.
                  2300 Parklake Drive, N.E.
                  Atlanta, GA 30345
                  Attention: General Counsel and Corporate Secretary
                  Telephone: (770) 621-1063
                  Telecopy: (770) 621-1073

or to such other representative or at such other address of a party as such party hereto may furnish to the other parties in writing. Such notice shall be effective upon the date of delivery or refusal of delivery, if sent by personal delivery, registered, certified or express mail or courier delivery, or upon transmission by telecopy transmission, if immediately confirmed by telephone or electronic means.

         12.2 Attachments. All Schedules and Exhibits attached hereto are hereby incorporated into this Agreement and are hereby made a part hereof as if set out in full in this Agreement.

         12.3 Knowledge. "To the knowledge of Seller" or any similar phrase contained in this Agreement shall mean the actual knowledge of the following individuals: Michael Kelly, Dennis Mahoney and Gary McArthur.

         12.4 Assignment; Successors in Interest. No assignment or transfer by any party of their respective rights and obligations hereunder prior to the Closing shall be made except with the prior written consent of the other party hereto. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and each of their respective permitted successors and assigns.

         12.5 Number; Gender. Whenever the context so requires, the singular number shall include the plural and the plural shall include the singular, and the gender of any pronoun shall include the other genders.

         12.6 Captions. The titles, captions and table of contents contained in this Agreement are inserted herein only as a matter of convenience and for reference and in no way define, limit, extend or describe the scope of this Agreement or the intent of any provision hereof. Unless otherwise specified to the contrary, all references to Sections are references to Sections of this Agreement and all references to Exhibits and Schedules are references to Exhibits and Schedules to this Agreement.

         12.7 Controlling Law; Integration; Amendment. This Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of Delaware without reference to Delaware choice of law rules. Except as hereinafter provided, this Agreement supersedes all negotiations, agreements and understandings among the parties with respect to the subject matter hereof. This Agreement, together with the Confidentiality Agreement and any agreements entered into on or subsequent to the date hereof, constitute the entire agreement among the parties hereto. This Agreement may not be amended, modified or supplemented except by written agreement of Seller and Purchaser. No provision of this Agreement shall be construed against or interpreted to the disadvantage of any party hereto by any court or other governmental or judicial authority or by any board of arbitrators by reason of such party or its counsel having or being deemed to have structured or drafted such provision.

         12.8 Severability. Any provision hereof which is prohibited or unenforceable in any jurisdiction will, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction will not invalidate or render unenforceable such provision in any other jurisdiction. To the extent permitted by law, the parties hereto waive any provision of law which renders any such provision prohibited or unenforceable in any respect.

         12.9 Counterparts. This Agreement may be executed in counterparts each of which shall be deemed an original and all of which together shall constitute one and the same agreement.

         12.10 Enforcement of Certain Rights. Nothing expressed or implied in this Agreement is intended, or shall be construed, to confer upon or give any person, employee, firm or corporation other than the parties hereto, and their permitted successors or assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement, or result in such person, firm or corporation being deemed a third party beneficiary of this Agreement.

         12.11 Waiver. Any agreement on the part of a party hereto to any extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. A waiver by one party of the performance of any covenant, agreement, obligation, condition, representation or warranty shall not be construed as a waiver of any other covenant, agreement, obligation, condition, representation or warranty. A waiver by any party of the performance of any act shall not constitute a waiver of the performance of any other act or an identical act required to be performed at a later time.

         12.12    Arbitration; Legal Proceedings.

                  (a) Any controversy, claim or question of interpretation in dispute between Purchaser, on one hand, and Seller, on the other hand (Purchaser, on one hand, and Seller, on the other hand, each being referred to as a "party") arising out of or relating to this Agreement or the breach thereof, except such as may arise under Section 2.3 hereof, shall be finally settled by arbitration in Chicago, Illinois, under the then-effective Commercial Arbitration Rules of the American Arbitration Association as modified by this Agreement, and judgment on the award rendered by the arbitrators may be entered in any court having jurisdiction. The award rendered by the arbitrators shall be final and binding on the parties and not subject to further appeal. Such arbitration can be initiated by written notice by either party (the "Claimant") to the other party, which notice shall identify the Claimant's selected arbitrator. The party receiving such notice (the "Respondent") shall identify its arbitrator within ten (10) business days following its receipt of such notice. The arbitrator selected by the Claimant and the arbitrator selected by the Respondent shall, within ten (10) business days of their appointment, select a third neutral arbitrator. In the event that they are unable to do so, either party may request the American Arbitration Association to appoint the third neutral arbitrator. The arbitrators shall have the authority to award any remedy or relief that a court in Delaware could order or grant, including, without limitation, specific performance of any obligation created under this Agreement, the issuance of injunctive or other provisional relief, or the imposition of sanctions for abuse or frustration of the arbitration process. The arbitration award will be in writing and specify the factual and legal basis for the award.

                  (b) It is the intent of the parties that any arbitration shall be concluded as quickly as reasonably practicable. Unless the parties otherwise agree, once commenced, the hearing on the disputed matters shall be held four days a week until concluded with each hearing date to begin at 9:00 a.m. and to conclude at 5:00 p.m. The arbitrators shall use all reasonable efforts to issue the final award or awards within a period of five business days after closure of the proceedings. Failure of the arbitrators to meet the time limits of this Section 12.12(b) shall not be a basis for challenging the award.

                  (c) Each party shall bear its own costs incurred in the proceedings and one-half of the fees and expenses of the arbitrators.

                  (d) Each party hereto hereby agrees that any legal proceeding instituted to enforce an arbitration award hereunder will be brought in the U.S. federal or state courts situated in Illinois, and hereby submits to personal jurisdiction therein and irrevocably waives any objection as to venue therein, and further agrees not to plead or claim in any such court that any such proceeding has been brought in an inconvenient forum. Seller hereby designates, appoints and empowers Michael Kelly, General Counsel and Corporate Secretary of Lanier, presently having offices at 2300 Parklake Drive, N.E., Atlanta, GA 30345, as such person's true and lawful agent for service of process to receive and accept on Purchaser's behalf service of process in any such proceeding brought in any such courts. Purchaser hereby designates, appoints and empowers John M. Suender, Senior Vice President, General Counsel and Secretary of MedQuist, presently having offices at Five Greentree Centre, Suite 311, Marlton, NJ 08053, as such Purchaser's true and lawful agent for service of process to receive and accept on Purchaser's behalf service of process in any such proceeding brought in any such courts. Each of the foregoing persons agrees that the failure of the process agent appointed by such person to give notice of process to such person shall not impair or affect the validity of service upon such agent or of any judgment based thereon, and each such person irrevocably consents to the service of process in any such proceeding by the mailing of copies thereof by certified mail, postage prepaid, to such person's address for notices under this Agreement. Nothing herein shall preclude any of the parties hereto from serving process in any other manner or bringing suit or taking other legal action in any other jurisdiction.

         12.13 Exclusive Remedy. The sole and exclusive remedy of Seller with respect to Seller Losses shall be to seek indemnification under this Agreement in accordance with the terms hereof. The sole and exclusive remedy of Purchaser with respect to Purchaser Losses shall be to seek indemnification under this Agreement in accordance with the terms hereof.

         12.14 Costs and Expenses. Except as otherwise expressly provided herein, Seller will bear all costs and expenses (including, without limitation, any brokers or finders fees and any attorneys and accountants fees) incurred by it in connection with the transactions contemplated by this Agreement, and Purchaser will bear all such costs and expenses incurred by Purchaser in connection herewith; provided, however, Purchaser will pay any filing fee required to be paid pursuant to the HSR Act.

                  IN WITNESS WHEREOF, each of the parties hereto has executed this Agreement as of the date and year first above written.


                                      MEDQUIST TRANSCRIPTIONS, LTD.


                                      By: ________________________________
                                          Name:___________________________
                                          Title:__________________________



                                      LANIER PROFESSIONAL SERVICES, INC.


                                      By: ________________________________
                                          Name:___________________________
                                          Title:__________________________


                                      HARRIS SOUTHWEST PROPERTIES, INC.


                                      By: ________________________________
                                          Name:___________________________
                                          Title:__________________________